Exhibit 23.1

William & Webster, P.S.
 Certified Public Accountants
 601 West Riverside, Suite 1940
Spokane, WA 99201
(509) 838-5111

Board of Directors
First American Scientific Corp.
Vancouver, British Columbia, Canada

CONSENT OF CERTIFIED PUBLIC ACCOUNTANTS

We consent to the use of our audit report dated September 12, 2002, on the financial statements of First American Scientific Corp. as of June 30, 2002 for the filing with and attachment to the Forms S-8.

/s/ Williams & Webster, P.S.
Williams & Webster, P.S.
Certified Public Accountants
 Spokane, Washington

January 16, 2003